                                                                    EXHIBIT 12.1

                               EL PASO CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                             --------------------------------
                                                               1997          1998          1999          2000          2001
                                                            ----------     --------     ----------    -----------   ----------
Earnings
        Pre-tax income (loss) from continuing operations      $ 1,176        $ 174          $ 350        $ 1,774        $ 249
        Minority interest in consolidated subsidiaries             32           60             93            204          217
        Income from equity investees                             (208)        (212)          (285)          (392)        (496)
                                                            ----------     --------     ----------    -----------   ----------

        Pre-tax income (loss) from continuing operations
          before minority interest in consolidated
          subsidiaries and income from equity investees         1,000           22            158          1,586          (30)

        Fixed charges                                             745          827            991          1,400        1,492
        Distributed income of equity investees                    114           96            194            321          298
        Capitalized interest                                      (24)         (36)           (64)           (82)         (65)
        Preferred dividend requirements of
          consolidated subsidiaries                               (47)         (47)           (43)           (54)         (51)
        Preferred returns on consolidated subsidiaries              -          (28)           (62)          (166)        (182)
                                                            ----------     --------     ----------    -----------   ----------

              Totals earnings available for
                fixed charges                                   $1,788         $834        $ 1,174         $3,005       $1,462
                                                            ==========     ========     ==========    ===========   ==========

Fixed charges
        Interest and debt costs                                 $ 655        $ 710          $ 834        $ 1,114      $ 1,210
        Interest component of rent                                 43           42             52             66           49
        Preferred dividend requirements of consolidated
          subsidiaries                                             47           47             43             54           51
        Preferred returns on consolidated subsidiaries              -           28             62            166          182
                                                            ----------     --------     ----------    -----------   ----------

              Total fixed charges                               $ 745         $827          $ 991        $ 1,400       $1,492
                                                            ==========     ========     ==========    ===========   ==========

Ratio of earnings to fixed charges                               2.40         1.01           1.18           2.15            - (1)
                                                            ==========     ========     ==========    ===========   ==========

                                                                     FOR THE THREE MONTHS
                                                                         ENDED MARCH 31,
                                                                       2001         2002
                                                                    ----------    ---------
Earnings
        Pre-tax income (loss) from continuing operations               $ (425)       $ 337
        Minority interest in consolidated subsidiaries                     62           92
        Income from equity investees                                     (100)         (61)
                                                                    ----------    ---------

        Pre-tax income (loss) from continuing operations
          before minority interest in consolidated
          subsidiaries and income from equity investees                  (463)         368

        Fixed charges                                                     392          367
        Distributed income of equity investees                             39           59
        Capitalized interest                                              (20)          (9)
        Preferred dividend requirements of
          consolidated subsidiaries                                       (12)         (11)
        Preferred returns on consolidated subsidiaries                    (54)         (32)
                                                                    ----------    ---------

              Totals earnings available for
                fixed charges                                           $ (118)       $ 742
                                                                    ==========    =========

Fixed charges
        Interest and debt costs                                         $ 312        $ 314
        Interest component of rent                                         14           10
        Preferred dividend requirements of consolidated
          subsidiaries                                                     12           11
        Preferred returns on consolidated subsidiaries                     54           32
                                                                    ----------    ---------

              Total fixed charges                                       $ 392        $ 367
                                                                    ==========    =========

Ratio of earnings to fixed charges                                          - (1)     2.02
                                                                    ==========    =========

(1) Earnings were inadequate to cover fixed charges by $30 million for the year ended December 31, 2001 and $510 million for the three months ended March 31, 2001.

    For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, pre-tax preferred dividend requirements of consolidated subsidiaries, and pre-tax preferred returns on consolidated subsidiaries; and (ii) "earnings" represent the aggregate of pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries and income from equity investees, fixed charges, and distributed income of equity investees, less capitalized interest, preferred dividend requirements of consolidated subsidiaries, and preferred returns on consolidated subsidiaries.